UNITED STATES                  SEC FILE NUMBER
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549                 0-18939

                                  FORM 12b -25                    CUSIP NUMBER

                           NOTIFICATION OF LATE FILING

Check One:

      [ ]Form 10-K   [X] Form 20-F   [ ]Form 11-K   [ ]Form 10-Q   [ ]Form N-SAR

      For Period Ended:  December 31, 2002
      [ ]      Transition Report on Form 10-K
      [ ]      Transition Report on Form 20-F
      [ ]      Transition Report on Form 11-K
      [ ]      Transition Report on Form 10-Q
      [ ]      Transition Report on Form N-SAR
      For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION


         BERKLEY RESOURCES INC.
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         Full Name of Registrant

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         Former Name if Applicable


         455 Granville Street, Suite 400
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         Address of Principal Executive Office (Street and Number)


         Vancouver, British Columbia, Canada  V6C 1T1
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         City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

         [X]      (a)     The reasons described in reasonable detail in Part III
                          of  this  form  could  not   be   eliminated   without
                          unreasonable effort expense;

         [X]      (b)     The  subject   annual  report,   semi-annual   report,
                          transition  report on Form 10-K, Form 20-K, Form 11-K,
                          Form  N-SAR  or  a portion thereof will be filed on or
                          before   the   fifteenth  calendar  day  following the
                          prescribed  due  date; or the subject quarterly report
                          or  transition  report  on  Form  10-Q   or  a portion
                          thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]      (c)     The  accountant's  statement or other exhibit required
                          by Rule 12b - 25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable  detail the reasons why Form 10-K,  11-K,  20-F, 10-Q,
N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company requires additional time to complete its Form 20-F for fiscal year ended December 31, 2002.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification.

         Matt Wayrynen                          (604) 682-3701
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         (Name)                                 (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [X] Yes        [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes                    [X] No



                             BERKLEY RESOURCES INC.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    June 30, 2003                 By:  /S/ Matt Wayrynen
                                          --------------------------------------
                                          Matt Wayrynen, Principal
                                          Executive Officer